Exhibit 99.5

LETTER TO CLIENTS

Merger Transaction between ZEEKR Intelligent Technology Holding Limited and
Geely Automobile Holdings Limited

12.3 shares of Geely Automobile Holdings Limited

or

US$26.87 in cash

For each American depositary share representing ten ordinary shares of ZEEKR Intelligent Technology Holding Limited

(subject in each case, to the terms and conditions described in the ADS Election Form and Letter of Transmittal)

THE DEADLINE TO INSTRUCT US AS TO AN ELECTION IS the Instruction Deadline as described below. it is imperative that WE RECEIVE YOUR INSTRUCTIONS by the Instruction Deadline IN ORDER TO permit us to make an election on your behalf based on your instructions.

To Our Clients:

On July 15, 2025, ZEEKR Intelligent Technology Holding Limited (“Zeekr”), Geely Automobile Holdings Limited (“Geely”) and Keystone Mergersub Limited, a wholly owned subsidiary of Geely (“Merger Sub”) entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) that provides for the acquisition of Zeekr by Geely. On the terms and subject to the conditions set forth in the Merger Agreement, among other things, the Merger Sub will merge with and into Zeekr, with Zeekr being the surviving company of the merger and becoming a wholly owned subsidiary of Geely (the “Merger” or the “Transaction”).

At the extraordinary general meeting of Zeekr shareholders held on September 15, 2025, Zeekr shareholders considered and voted on, among other matters, a proposal to authorize and approve the Merger and the other transactions contemplated by the Merger Agreement. The proxy statement for such meeting, dated August 4, 2025 (the “Proxy Statement”) was previously mailed to Zeekr shareholders of record as of August 14, 2025, and is also available through the U.S. Securities and Exchange Commission’s (the “SEC”) web site at www.sec.gov. The closing of the Transaction is subject to the adoption and approval of such proposal by Zeekr shareholders, the approval of the Transaction by independent shareholders of Geely and the satisfaction of certain other closing conditions as set forth in the Merger Agreement.

Under the terms of the Merger Agreement, a copy of which is attached as Annex A to the Proxy Statement, each Zeekr shareholder (other than any Hong Kong Non-Professional Investor) has the opportunity to elect to receive, as merger consideration, for any ordinary share of Zeekr, par value US$0.0002 per share (each, a “Zeekr Share”, and collectively, “Zeekr Shares”) that such shareholder owns (other than certain excluded shares as set forth in the Merger Agreement), without interest and net of any applicable withholding taxes, either:

(1)	US$2.687 in cash per Zeekr Share; or

(2)	1.23 fully paid, non-assessable shares of Geely with a nominal value of HK$0.02 each (each, a “Geely Share”, and collectively, “Geely Shares”) per Zeekr Share.

Under the terms of the Merger Agreement, The Bank of New York Mellon (the “Depositary”), as the registered holder of Zeekr Shares underlying American depositary shares each representing ten (10) Zeekr Shares (each, a “Zeekr ADS”, and collectively, “Zeekr ADSs”), has the opportunity to make elections as described above with respect to such Zeekr Shares, based on instructions from holders of Zeekr ADSs representing such Zeekr Shares. Specifically, each holder of Zeekr ADSs (other than any Hong Kong Non-Professional Investor) has the opportunity to instruct the Depositary that such Zeekr ADS holder elects to receive, as merger consideration, for any Zeekr ADS that such Zeekr ADS holder owns (other than certain Zeekr ADSs constituting excluded shares as set forth in the Merger Agreement), without interest and net of any applicable withholding taxes, either:

(1)	US$26.87 in cash per Zeekr ADS (“Cash Consideration”, and such election, a “Cash Election”); or

(2)	12.3 fully paid, non-assessable Geely Shares per Zeekr ADS (“Stock Consideration”, and such election, a “Stock Election”), which will be deposited for delivery of American depositary shares, each representing and exchangeable for twenty (20) Geely Shares (each, a “Geely ADS”, and collectively, “Geely ADSs”).

A Zeekr ADS holder may instruct the Depositary on its election of the merger consideration as described above by:

(1)	in the case of any holder of Zeekr ADSs registered on the register of ADS holders maintained by the Depositary (each a “Registered Zeekr ADS Holder”), completing and returning to the Depositary the ADS Election Form and Letter of Transmittal (the “ADS Election Form”); or

(2)	in the case of any person holding their Zeekr ADS through their securities intermediary such as a broker, bank or other nominee, instructing their securities intermediary as to their election, so that their securities intermediary can make an election on their behalf to the Depositary.

Enclosed is a copy of the ADS Election Form (including the accompanying Instructions and Election Information Booklet, each forming part of the terms and conditions of the ADS Election Form) that is to be used by Registered Zeekr ADS Holders to make elections. You should not complete or return the ADS Election Form, but it is being provided to you because it provides important information and terms and conditions that apply to elections made by or on behalf of all Zeekr ADS holders including you.

Because we are your securities intermediary holding your Zeekr ADSs for you, only we can make an election for you with respect to such Zeekr ADSs in accordance with your instructions. Please instruct us on how to exchange your Zeekr ADSs by completing the attached Election Instruction Form. If you do not instruct us as to how to exchange your Zeekr ADSs, we will not make an election for you, and you will be deemed to not have made an election and therefore will receive the Cash Consideration for your Zeekr ADSs.

Please note the following:

A.	Hong Kong Non-Professional Investors

Notwithstanding anything to the contrary in the Merger Agreement or in the ADS Election Form or in the Election Instruction Form, if you are a Hong Kong Non-Professional Investor: (i) you may only make a Cash Election and may not make a Stock Election with respect to any of your Zeekr ADSs and (ii) your election will not be considered validly made to the extent that it purports to be a Stock Election.

“Hong Kong Non-Professional Investor” means any person (i)(x) whose address as shown on the register of ADS holders maintained by the Depositary or any direct or indirect participant in The Depository Trust Company (“DTC”) with respect to Zeekr ADSs is an address in Hong Kong; or (y) whose primary residential address (in the case of a corporation, its registered address) is an address in Hong Kong; and (ii) does not qualify as a professional investor pursuant to the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any rules made thereunder. You should consult your own Hong Kong counsel if you are in any doubt whether you are a Hong Kong Non-Professional Investor.

B.	PRC ODI Investors

Notwithstanding anything to the contrary in the Merger Agreement or in the ADS Election Form or in the Election Instruction Form, if you are a PRC ODI Investor and you make a Stock Election with respect to any of your Zeekr ADSs, (i) you must complete all Applicable ODI Filings prior to the Election Deadline; and (ii) your Stock Election will not be considered validly made unless, prior to the Election Deadline, all such Applicable ODI Filings have been completed and remain in full force and effect, and you have provided or otherwise made available satisfactory documentary evidence thereof to Geely, which evidence must been marked to identify your name or the voluntary offer identification number assigned by DTC in connection with such election, as applicable.

“PRC ODI Investor” means any person who or whose affiliate is required to complete any NDRC Filings, MOFCOM Filings or SAFE Filings in connection with its receipt of the applicable Stock Consideration in the Merger pursuant to the terms of the Merger Agreement (such NDRC Filings, MOFCOM Filings and SAFE Filings, to the extent required to be completed by such person or its affiliate prior to its receipt of the applicable Stock Consideration, such person’s “Applicable ODI Filings”). “NDRC Filings” means collectively, any filings with, reporting to or permits, authorizations, consents and approvals of the National Development and Reform Commission of the PRC (or its successor), or the local counterpart of such Governmental Entity, which are required to be made under the Measures for the Administration of Overseas Investment of Enterprises (《企业境外投资管理办法》) promulgated by the National Development and Reform Commission of the PRC on December 26, 2017, and effective from March 1, 2018 (as amended, supplemented or otherwise modified from time to time), or any replacement or successor Law thereof. “MOFCOM Filings” means, collectively, any filings with, reporting to, registrations with or permits, authorizations, consents and approvals of the Ministry of Commerce of the PRC (or its successor), or the local counterpart of such Governmental Entity, which are required to be made under the Measures for the Administration of Overseas Investment (《境外投资管理办法》) promulgated by the Ministry of Commerce of the PRC on September 6, 2014, and effective from October 6, 2014 (as amended, supplemented or otherwise modified from time to time), or any replacement or successor Law thereof. “SAFE Filings” means any filings or registrations with the State Administration of Foreign Exchange of the PRC (or its successor), the local counterpart of such Governmental Entity, or a commercial bank authorized by the foregoing, which are required to be made under the Regulations on Foreign Exchange Administration of Outbound Direct Investment by Domestic Institutions(《境内机构境外直接投资外汇管理规定》) promulgated by the State Administration of Foreign Exchange of the PRC on July 13, 2009, and effective from August 1, 2009 (as amended, supplemented or otherwise modified from time to time), or any replacement or successor Law thereof. “PRC” means the People’s Republic of China, excluding, for purposes of the Transaction, Hong Kong, Macau and Taiwan. You should consult your own PRC counsel if you are in any doubt whether you are a PRC ODI Investor.

C.	Instruction Deadline

The “Election Deadline” for the Depositary to make elections with respect to the Zeekr Shares underlying Zeekr ADSs is:

(1)	5:00 p.m., U.S. Eastern Time, on a Business Day as determined by Geely in good faith; and

(2)	not expected until the fourth quarter of 2025.

Geely and Zeekr will make a public announcement or issue a press release in respect of the anticipated Election Deadline at least five Business Days prior to the anticipated Election Deadline. Zeekr will furnish such public announcement or press release under Form 6-k, which will be available through the SEC’s web site at www.sec.gov. “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York city, New York, the Cayman Islands, Hong Kong or Shanghai, China.

The deadline for us to make an election to the Depositary for you with respect to any of your Zeekr ADSs is 5:00 p.m., U.S. Eastern Time on the second Business Day prior to the Election Deadline (the “ADS Election Return Deadline”).

Unless we have otherwise advised you of an earlier processing deadline, it is imperative that we receive your instructions no later than _________ p.m., New York time on the ______ Business Day prior to the ADS Election Return Deadline (the “Instruction Deadline”).

If you miss the Instruction Deadline, we will not make an election for you, and you will be deemed to not have made an election and therefore will receive the Cash Consideration for your Zeekr ADSs.

Your do not need to make an election with respect to all your Zeekr ADSs, nor do you need to make the same election with respect to all your Zeekr ADSs.

None of the Zeekr ADSs held by us for your account will be surrendered and no election will be made unless we receive your signed Election Instruction Form from you to do so before the Instruction Deadline. Your signature on the attached Election Instruction Form shall constitute an instruction to us to surrender Zeekr ADSs held by us for your account and to make an election with respect to those Zeekr ADSs in accordance with your instructions as specified in the Election Instruction Form.

You can find additional information on the terms of the Transaction and related transactions in the Proxy Statement, which was previously mailed to Zeekr shareholders of record as of August 14, 2025, and is also available through the SEC’s web site at www.sec.gov. The information contained in the Proxy Statement is current as of August 4, 2025, and does not reflect subsequent developments. Neither Zeekr or Geely has authorized anyone to provide you with information that is different from what is contained or expressly incorporated by reference in the Proxy Statement.

We urge you to read the Proxy Statement and the enclosed Election From carefully before instructing us on your election for merger consideration for your Zeekr ADSs.

Geely will not become listed on any stock exchange in the United States as a result of the Transaction.

The issuance of Geely Shares (if any) in the Merger will be conducted without registration under the Securities Act of 1933, as amended, pursuant to the exemption provided by Rule 802 thereunder, rather than pursuant to an effective registration statement on Form F-4 or any other registration statement, and is not subject to the disclosure requirements applicable to a registration statement on Form F-4 or any other registration statement. Zeekr, Geely and any of their affiliates participating in the Merger will be exempt from the requirements of Rule 13e-3 promulgated under the Exchange Act of 1934 (including with respect to the requirement that a Schedule 13E-3 be filed with the SEC) pursuant to the exemption provided by Rule 13e-3(g)(6). Neither Zeekr nor Geely is making any disclosure pursuant to such disclosure requirement, whether in the Merger Agreement, the Proxy Statement, the ADS Election Form, the Election Instruction Form or any documents filed or furnished with the SEC or otherwise disseminated to any Zeekr shareholders or Zeekr ADS holders in connection with the Merger.

Neither the SEC nor any securities commission of any State of the U.S. has (a) approved or disapproved of the Merger; (b) passed upon the merits or fairness of the Merger; or (c) passed upon the adequacy or accuracy of any disclosure, whether in the Merger Agreement, the Proxy Statement, the ADS Election Form, the Election Instruction Form or any documents filed or furnished with the SEC in connection with the Merger. Any representation to the contrary is a criminal offense in the U.S.

The Merger involves securities of two Cayman Islands companies and will be implemented and is subject to procedural and disclosure requirements that are different from those of the United States. Financial statements included or incorporated by reference herein, if any, have been prepared in accordance with foreign financial accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws (if any), since Geely is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Geely may purchase securities otherwise than under the Merger, such as in open market or privately negotiated purchases.

The right to make elections is not being made to, nor will surrenders be accepted from or on behalf of, holders of Zeekr ADSs in any jurisdiction in which the making of an election or acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you have any questions regarding the election materials, please call Georgeson, the Information Agent for the Transaction, at (877) 514-5167 (Call Toll Free) or +1 (531) 252-0409 (Outside U.S. and Canada).

Election Instruction Form

The undersigned hereby acknowledge(s) receipt of your letter and the ADS Election Form, in connection with the Merger transaction between Zeekr and Geely and instruct(s) you to make an election or elections with respect to our Zeekr ADSs as follows:

Election option

(Please make your marks like this ☒)

1.	STOCK CONSIDERATION (12.3 Geely Shares per Zeekr ADS)

1A ☐	Mark this box to elect to receive Stock Consideration with respect to ALL of your Zeekr ADSs.
1B ☐

Mark this box to elect to receive Stock Consideration with respect to the following number of your Zeekr ADSs.

Please fill in below the number of Zeekr ADSs for which you would like to receive Stock Consideration.

☐☐, ☐☐☐, ☐☐☐, ☐☐☐

By checking the box in 1A or 1B above, the undersigned represents and warrants to Geely that:

(1)           the undersigned is not a Hong Kong Non-Professional Investor and is not making the election in 1A or 1B on behalf of any Hong Kong Non-Professional Investor;

(2)           the undersigned understands that any election made by or on behalf of a Hong Kong Non-Professional Investor will not be considered validly made to the extent it elects to receive Stock Consideration;

(3)           the undersigned understands that (i) an investment in Geely is speculative and involves substantial risks; (ii) none of Zeekr or Geely or any of their respective directors, officers, employees, partners, shareholders, affiliates, advisers, attorneys-in-fact, representatives, or agents makes or has made any representations or warranties to the undersigned in connection the issuance of any Geely Shares or Geely ADSs representing such Geely Shares to the undersigned; (iii) the undersigned must perform its own independent due diligence and independent analysis of the merits and risks of an investment in Geely prior to making an election to receive Geely Shares (including Geely Shares represented by Geely ADSs) for any of its Zeekr ADSs;

(4)           the undersigned has, independently and without reliance upon Zeekr, Geely or any of their respective directors, officers, employees, partners, shareholders, affiliates, advisers, attorneys-in-fact, representatives, or agents, and based on such documents and information (including publicly available information about Geely, none of which should be deemed as incorporated by reference into the Proxy Statement, the ADS Election Form, the Election Instruction Form or any documents filed or furnished with the SEC or otherwise disseminated to any Zeekr shareholders or Zeekr ADS holders in connection with the Merger) as the undersigned has deemed appropriate, made its own investigation into the business, operations, property, financial and other condition, creditworthiness and consequences of investing in Geely and made its own investment decision with respect to its prospective investment in Geely; and

(5) the undersigned has consulted, to the extent deemed appropriate by the undersigned, with the undersigned’s own advisers as to the financial, tax, legal, accounting, regulatory, and related matters concerning an investment in Geely.
If you check the box in 1A or 1B above, you must check ONE (AND ONLY ONE) OF the boxes in 1C or 1D below.
1C ☐	The undersigned is not a PRC ODI Investor.
1D ☐	The undersigned is a PRC ODI Investor, and acknowledges and understands that notwithstanding anything to the contrary in the Merger Agreement, the ADS Election Form or the Election Instruction Form, the election in 1A or 1B, as applicable, will not be considered validly made unless, prior to the Election Deadline, all Applicable ODI Filings applicable to the undersigned have been completed and remain in full force and effect, and satisfactory documentary evidence thereof has been provided or otherwise made available to Geely.

2.	CASH CONSIDERATION (US$26.87 in cash per Zeekr ADS)

2A ☐	Mark this box to elect to receive Cash Consideration with respect to ALL of your Zeekr ADSs.
2B ☐	Mark this box to elect to receive Cash Consideration with respect to the following number of your Zeekr ADSs.

Please fill in below the number of Zeekr ADSs for which you would like to receive Cash Consideration.

☐☐, ☐☐☐, ☐☐☐, ☐☐☐

WITH RESPECT TO ANY OF YOUR ZEEKR ADSs, YOU WILL BE DEEMED TO NOT HAVE MADE AN ELECTION AND THEREFORE WILL RECEIVE CASH CONSIDERATION FOR THEM, IF WITH RESPECT TO SUCH ZEEKR ADSs:

•	You fail to follow the terms and conditions applicable to your election as set forth in the “ADS Election Form” or otherwise fail to make a valid election;

•	A duly completed and signed “Election Instruction Form” is not actually RECEIVED by us by the Instruction Deadline; or

•	You properly revoke a prior election on time by the Instruction Deadline without making a new election on time by the Instruction Deadline.

If the number of Zeekr ADSs for which you elect to receive the Stock Consideration exceeds the total number of your Zeekr ADSs, you will be deemed to not have made a valid election as to the form of consideration to be received in exchange for any of your Zeekr ADSs. As a result, you will receive Cash Consideration for all of your Zeekr ADSs.

If the number of Zeekr ADSs for which you elect to receive the Stock Consideration does not exceed the total number of your Zeekr ADSs, but (i) the number of Zeekr ADSs for which you elect to receive the Stock Consideration and (ii) the number of Zeekr ADSs for which you elect to receive the Cash Consideration together exceed the total number of your Zeekr ADSs, you will be deemed to have made an election to receive (x) Stock Consideration in respect of such number of Zeekr ADSs for which you have elected to receive the Stock Consideration, and (y) Cash Consideration for any remaining Zeekr ADSs held by you.

Geely Shares issuable to you in the Transaction, if any, will be deposited for delivery of Geely ADSs. Such Geely ADSs themselves cannot be traded on any stock exchange. You can surrender your Geely ADSs to become a holder of the Geely Shares represented by such Geely ADSs subject to the terms of the Geely Deposit Agreement (including, among other things, payment of related fees, charges and taxes, as described under Question 16 of the Election Information Booklet attached to the ADS Election Form). Thereafter, at any time when Geely remains listed on the Hong Kong Stock Exchange, such Geely Shares can be traded on the Hong Kong Stock Exchange after you deposit them into the Central Clearing and Settlement System (“CCASS”) operated by Hong Kong Securities Clearing Company Limited, through your broker which is a direct or indirect participant of the CCASS system and pursuant to CCASS’s procedures and requirements.

For information on how to receive the Stock Consideration payable to you with respect to any of your Zeekr ADSs in the form of Geely Shares rather than Geely ADSs, please see Question 17 on the Election Information Booklet attached to the ADS Election Form.

All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the ADS Election Form.

PLEASE SIGN AND COMPLETE

Name of Beneficial Owner(s):

Signature(s):

Capacity(s) (full title)*:

Address:

Telephone Number(s):

Taxpayer Identification Number or Social Security Number(s):

Date:

* Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity. Proper evidence of the authority of such person so to act must be submitted together with the Election Instruction Form.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO ZEEKR, GEELY, THE DEPOSITARY OR THE INFORMATION AGENT.